SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):            July 27, 2004

SAFEGUARD SCIENTIFICS, INC.
(Exact Name of Registrant as Specified in Charter)

PENNSYLVANIA	1-5620	23-1609753

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA	19087-1945

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 293-0600

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.     Other Events.

On May 28, 2004, June 1, 2004 and June 10, 2004, three substantially similar complaints were filed in the Chancery Court of the State of Delaware by purported stockholders of CompuCom Systems, Inc. (“CompuCom”) allegedly on behalf of a class of holders of CompuCom’s common stock. By order dated July 22, 2004, these three actions were consolidated for all purposes. On July 27, 2004, plaintiffs filed an amended class action complaint under the caption of one of the three actions (the “Amended Complaint”) that names as defendants CompuCom, its directors, and Safeguard Scientifics, Inc. (“Safeguard”). The Amended Complaint alleges that CompuCom, its directors, and Safeguard breached fiduciary duties in connection with the merger agreement relating to the acquisition of CompuCom by an affiliate of Platinum Equity, LLC described in Safeguard’s press release of May 28, 2004 and aided and abetted one another in the course of committing the alleged breach. Among other things, the Amended Complaint alleges that the defendants failed to obtain the best transaction reasonably available and diverted merger consideration from CompuCom’s minority stockholders to Safeguard and CompuCom’s directors and certain of its officers. It is also alleged that CompuCom failed to disclose, or only partially disclosed, certain matters in CompuCom’s proxy statement.

The Amended Complaint seeks (i) an injunction against the proposed transaction, (ii) an order invalidating the proposed transaction in the event it is consummated, (iii) an order directing CompuCom’s directors to obtain a transaction that is in the best interests of all of its stockholders and to disclose all material information to stockholders in connection with any transaction; and (iv) the imposition of a constructive trust, in favor of plaintiffs, upon any benefits improperly received by defendants.

On July 27, 2004, plaintiffs filed a motion for expedited proceedings and discovery in connection with the injunctive relief sought and requested that a preliminary injunction hearing be held before August 19, 2004, the date of the special meetings of the shareholders of Safeguard and the stockholders of CompuCom. Defendants filed their opposition to the motion on July 28, 2004. On July 29, 2004, the Court denied the motion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: August 2, 2004	By:	CHRISTOPHER J. DAVIS

Christopher J. Davis Executive Vice President and Chief Administrative & Financial Officer